Exhibit 99(c)(4)

DECEMBER 5, 2002	Presentation to the Special Committee of TROY Group, Inc.

Confidential	Strategic Alternatives / Valuation Analysis of Potential Going Private Transaction –

Houlihan Lokey Howard & Zukin Financial Advisors 1930 Century Park West Los Angeles, California 90067 310-553-8871 www.hlhz.com
Los Angeles NewYork Chicago San Francisco Washington D.C. Minneapolis Dallas Atlanta London

Table of Contents

Overview & Conclusions
Public Valuation Analysis
TROY Systems
TROY Wireless
Valuation Conclusions
Strategic Alternatives

Appendix: Synopses of Comparable Public Companies
TROY Systems
TROY Wireless

i

Overview & Conclusions
Confidential

THE COMPANY

•                  TROY Group, Inc. (“TROY” or the “Company”) is a worldwide provider of enterprise output solutions. The Company has been expanding beyond its core business in digital check printing systems and related consumables by developing electronic payment systems and wired and wireless networking solutions.  TROY is the result of various mergers and acquisitions by a company originally founded in 1982.  The founding company adopted the TROY Group name and incorporated in California in 1996 and reincorporated in Delaware in May 1998.  The Company is organized under two primary business segments, TROY Systems and TROY Wireless.

•                  TROY Systems provides payment systems ranging from high-security digital check printing systems to electronic payment and funds transfer solutions.

•                  TROY Wireless provides hardware and software solutions that enable enterprises to share intelligent devices, such as printers, either wirelessly or using traditional networks.

•                  The Company’s common stock is listed on the NASDAQ National Market System under the Symbol TROYE.

THE TRANSACTION

•                  In a revised offer letter dated November  25, 2002, Patrick Dirk has offered to acquire all shares of common stock which he and his family do not currently own, for $2.50 per share.  The Dirk family currently owns approximately 6.2 million shares of common stock.  The Company’s ownership is represented by 11.0 million shares of common stock issued and outstanding.

DUE DILIGENCE

In connection with our engagement, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•                  met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

•                  visited the business offices of the Company;

•                  reviewed the Company’s SEC filings on Form 10-K for the fiscal year ended November 30, 2001 and quarterly reports on Form 10-Q for the two quarters ended May 31, 2002, and draft Form 10-Q for the quarterly period ended August 31, 2002, which the Company’s management has identified as being the most current financial statements available;

•                  reviewed internally prepared financial statements for the latest twelve months ended August 31, 2002 for each of TROY’s individual segments;

•                  reviewed forecasts and projections prepared by the Company’s management and outside consultants with respect to the Company, and its individual segments, for the fiscal years ended 2002 through 2007;

•                  reviewed the Preliminary Review of Strategic Alternatives prepared by Prudential Securities, dated May 23, 2002;

•                  reviewed the historical market prices and trading volume for the Company’s publicly traded securities;

•                  reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company; and

•                  conducted such other studies, analyses and inquiries as we have deemed appropriate.

VALUATION SUMMARY

(figures in millions, except per share values)

		Low		High
Enterprise Value

Troy Systems		$18.300	—	$20.800
Troy Wireless		6.650	—	7.650
Enterprise Value		24.950	—	28.450
Less: Debt		0.211	—	0.211
Equity Value		24.739		28.239

Nonoperating Assets/Liabilities:

Add: Cash and Cash Equivalents Balance(1)	6.782
Less: Required Capital Outlays(2)	(1.970)
Add: Corporate Life Insurance(3)	0.741
Add: Present Value of NOL	2.700
Total Nonoperating Assets/Liabilities		8.253	—	8.253

Adjusted Equity Value		$32.992	—	$36.492

Per Share Value(4)		$3.01	—	$3.33

Price Per Share - 52 week range		$1.40	—	$4.53

Price Per Share - Range of Recent Prices		$1.98	—	$1.84

(1)       Per management, as of December 3, 2002, there has not been a material change in the cash balance of the Company since the quarter ended August 31, 2002

(2            Includes $250,000 for working capital requirements for TROY Wireless, $1.5 million for compounder equipment and $220,000 for non-recurring payments from September 1, 2002 to December 31, 2002.

(3)       Present Value of expected proceeds from corporate life insurance

(4)       Common shares outstanding (in millions): 10.969657

CONTROL VALUE ANALYSIS

(figures in millions, except per share values)

Potential Incremental Value Resulting From Control

Discretionary Compensation	$3.737

Costs of Being Public / Nuisance Factor @ 5% of Equity	1.324

Sale of E-Check business	1.000

Total	$6.061

Per Share Impact	$0.55

Public Valuation Analysis
Confidential

PUBLIC VALUATION

	Spot Price	30 day average	60 day average	52 week high	52 week low	52 week average

Stock Price(1)	$2.15	$1.98	$1.84	$4.53	$1.40	$3.28

Premium	25.0%	25.0%	25.0%	25.0%	25.0%	25.0%

Implied Value	$2.69	$2.48	$2.29	$5.66	$1.75	$4.09

(1)       As of December 3, 2002

STOCK TRADING AND VOLUME ANALYSIS: TROY SYSTEMS

	TROY Group	Color Imaging Inc	Delphax Technologies Inc	IFS Intl Hldgs Inc	Printronix Inc	Xerox Corp	Zebra Technologies Corp.	Average	Median
Exchange	NASDAQ	OTC	NASDAQ	OTC	NASDAQ	NYSE	NASDAQ
Ticker	troy	cimg	dlpx	ifsh	ptnx	xrx	zbra

Equity Analyst Coverage	2 (4)	0	1	0	1	13	7	4	1

Total Diluted Shares Outstanding (MM)	11.0	8.4	6.2	8.8	6.1	803.7	31.8	144.2	8.6

Stock Price as of December 3, 2002	$2.15	$1.22	$2.97	$0.03	$11.69	$8.14	$64.77	$14.80	$5.56

Market Value of Equity (MM)	$23.58	$10.29	$18.35	$0.26	$71.45	$6,541.87	$2,060.89	$1,450.52	$44.90

Public Float (MM)	4.8	2.9	5.1	5.3	4.4	728.2	26.5	128.7	5.2
% of Total Shares Outstanding	43.6%	34.0%	82.7%	59.8%	71.8%	90.6%	83.3%	70.4%	77.3%

Institutional Holdings (MM)(1)	0.7	1.8	0.8	1.7	2.1	577.0	22.2	100.9	1.9
% of Total Shares Outstanding	6.5%	21.1%	13.6%	19.0%	33.9%	71.8%	69.9%	38.2%	27.5%
% of Total Public Float	15.0%	62.0%	16.5%	31.7%	47.1%	79.2%	83.9%	53.4%	54.5%
No. of Institutional Holders(1)	9	1	7	4	17	63	98	0	0

Average Weekly Trading Volume (MM)(2)	0.03	0.02	0.03	0.05	0.04	23.21	1.20	4.1	0.0
% of Total Shares Outstanding	0.3%	0.3%	0.5%	0.6%	0.7%	2.5%	3.8%	1.4%	0.6%
% of Total Public Float	0.6%	0.8%	0.6%	1.0%	0.9%	3.2%	4.5%	1.8%	1.0%

Short Interest (MM)	0.000	0.000	0.007	0.000	0.036	78.052	1.050	13.191	0.021
Short Interest Ratio(3)	0.0	0.0	1.2	0.0	4.9	17.4	5.3	4.8	3.0
% of Total Shares Outstanding	0.0%	0.0%	0.1%	0.0%	0.6%	9.7%	3.3%	0.0	0.3%

Observations

•  No analyst reports or figures have been recently issued

•  Low institutional ownership

•  Low trading volume

•  Majority of shares held by insiders

Conclusion

Public market may not reflect fair market value

(1)       Includes only institutions that hold more than one tenth of one percent ownership of a company

(2)       Average weekly trading volume calculation is based on the last six months.

(3)       Short Interest Ratio for October 2002.

(4)       No recent analyst reports have been issued.  Last recommendation issued on October 2001 and May 2001 by H.C. Wainwright and Investec, Inc., respectively

STOCK TRADING AND VOLUME ANALYSIS: TROY WIRELESS

	TROY Group	Extended Systems Inc	Microtune Inc	Phazar Corp	Socket Communications Inc	Average	Median
Exchange	NASDAQ	NASDAQ	NASDAQ	OTC	NASDAQ
Ticker	troy	xtnd	tune	antp	sckt

Equity Analyst Coverage	2 (4)	2	7	0	0	2	1

Total Diluted Shares Outstanding (MM)	11.0	14.2	49.6	2.2	24.1	22.5	19.2

Stock Price as of December 3, 2002	$2.15	$1.97	$4.53	$1.90	$0.75	$2.29	$1.94

Market Value of Equity (MM)	$23.58	$27.99	$224.86	$4.13	$18.08	$68.77	$23.04

Public Float (MM)	4.8	10.7	41.1	1.9	21.5	18.8	16.1
% of Total Shares Outstanding	43.6%	75.5%	82.8%	87.8%	89.3%	83.8%	85.3%

Institutional Holdings (MM)(1)	0.7	1.1	40.3	0.3	0.3	10.5	0.7
% of Total Shares Outstanding	6.5%	7.4%	81.3%	12.3%	1.4%	25.6%	9.9%
% of Total Public Float	15.0%	9.8%	98.2%	14.0%	1.6%	30.9%	11.9%
# of Institutional Holders(1)	9	14	61	2	11	0	0

Average Weekly Trading Volume (MM)(2)	0.03	0.09	5.04	0.01	0.14	1.3	0.1
% of Total Shares Outstanding	0.3%	0.7%	10.1%	0.3%	0.6%	2.9%	0.6%
% of Total Public Float	0.6%	0.9%	12.3%	0.4%	0.6%	3.5%	0.8%

Short Interest (MM)	0.000	0.077	1.995	0.000	0.173	0.561	0.125
Short Interest Ratio(3)	0.0	5.2	1.7	0.0	8.9	3.9	3.4
% of Total Shares Outstanding	0.0%	0.5%	4.0%	0.0%	0.7%	0.0	0.6%

Observations

•  No analyst reports or figures have been recently issued

•  Low institutional ownership

•  Low trading volume

•  Majority of shares held by insiders

Conclusion

Public market may not reflect fair market value

(1)       Includes only institutions that hold more than one tenth of one percent ownership of a company

(2)       Average weekly trading volume calculation is based on the last six months.

(3)       Short Interest Ratio for October 2002.

(4)       No recent analyst reports have been issued.  Last recommendation issued on October 2001 and May 2001 by H.C. Wainwright and Investec, Inc., respectively

TROY DAILY PRICE / VOLUME GRAPH

SIGNIFICANT EVENTS

	Date	Press Release
A	December 18, 2001

TROY Systems and Pacific Mercantile Bank, a wholly owned subsidiary of Pacific Mercantile Bancorp, announced the establishment of an electronic banking relationship to process ACH and check conversion transactions.

B	January 14, 2002	TROY Group, Inc. announced that James W. Klingler has joined the Company as Chief Financial Officer.

C	February,14 2002	TROY Systems and First National Bank of Omaha, a subsidiary of First National of Nebraska, announced an agreement creating a payment solutions partnership.

D	February 21, 2002	TROY Group, Inc. announced that it expects a first quarter 2002 net loss per share of ($0.01) to ($0.02) on revenues of approximately $13 million.

E	April 9, 2002	TROY Wireless introduced WindConnect bluetooth print adapter for use with Palm handhelds.

F	April 10, 2002	TROY Group, Inc. announced that it expects second quarter earnings of $0.01 per share on a fully diluted basis on revenues of $13.5 million.

G	April 25, 2002	TROY Group, Inc. announced that Franklin Bank, N.A. has implemented TROY’s StarACH application software as its ACH (Automated Clearing House) processing solution.

H	May 22, 2002

TROY Wireless and FieldSoftware Products, a provider of printing solutions for the Pocket PC and Windows CE, announced a new partnership to provide a hardware/software Bluetooth wireless printing solution for PocketPC handheld users.

I	June 11, 2002	TROY Systems introduced a new e-mail bill payment service offered in collaboration with Municipal Software Inc., a provider of financial application software.

J	June 12, 2002	TROY Systems introduced ChequeScribe 32, a Windows-based laser check printing software package that is capable of creating checks in a secure, flexible and cost-effective manner.

K	June 25, 2002	TROY Wireless introduced the EtherPortal, a full-featured multifunction 802.11b wireless access point.

L	July 15, 2002	TROY Group, Inc. announced that it expects net income to be sequentially flat at $30,000 on revenues in the third quarter of $13.5 million to $14 million.

M	July 31, 2002

TROY Wireless and Stonestreet One, a provider of short-distance wireless and embedded technology solutions, announced that they both have available standard Bluetooth upper-level software for Texas Instruments’ TMS320C54x generation of digital signal processors (DSPs).

	Date	Press Release
N	August 13, 2002

TROY Wireless introduced EtherWind-Plus, an intelligent 802.11b board-level product designed to allow OEMs to easily incorporate 802.11b wireless connectivity and/or ethernet connectivity inside of their products.

O	August 27, 2002

TROY Group, Inc. announced that earnings for its third quarter, ending August 2002, are projected to be below the Company’s previously announced expectations. The Company expects to report a loss on a fully diluted basis of ($0.05) to ($0.08) per share, primarily due to continued consolidation costs.

P	October 14, 2002	TROY Group, Inc. shares fell sharply on news the Company delayed the filing of its third quarter 10-Q with the SEC.

Q	November 5, 2002

The Amara Group, Inc. announced that it has proposed a buyout offer to TROY Group, Inc.’s Board of Directors. Amara seeks to acquire all the outstanding common shares of TROY or approximately 10.6 million shares for a total purchase price of $26.5 million. The offer is for a negotiated sale for $2.50 per share in cash.

TROY Systems
Confidential

VALUATION SUMMARY

(figures in millions, except per share values)

	Low		High
Enterprise Value, on a Minority Interest Basis

Market Approach
Market Multiple Methodology	$20.000	—	$21.200

Income Approach
Discounted Cash Flow Methodology - Exit Multiple	$16.580	—	$20.332

Results Summary

Enterprise Value, on a Minority Interest Basis	$18.300	—	$20.800

REPRESENTATIVE LEVELS

(figures in millions)

	Fiscal Year Ended November 30,			LTM Ended	Projected
	1999	2000	2001	8/31/02	FY 2002	NFY +1 (2003)	NFY + 2 (2004)

Reported Revenue	$51.837	$43.156	$38.136	$42.496	$42.500	$43.680	$47.455

Less: Cost of Goods Sold	NA	NA	NA	NA	25.846	27.251	29.375
Gross Profit	NA	NA	NA	NA	$16.654	$16.429	$18.080
Less: Selling, General & Administrative	NA	NA	NA	NA	8.998	9.692	10.106
Less: Other Operating Expenses	NA	NA	NA	NA	4.677	4.586	4.708
Add: Depreciation and Amortization(1)	1.008	1.166	1.263	0.907	0.768	0.895	0.835
Add: Adjustments(2)	(1.770)	(3.503)	(4.465)	(4.240)	0.913	0.101	0.000

Adjusted EBITDA	$9.746	$4.108	$1.638	$3.878	$4.659	$3.147	$4.101

Less: Depreciation and Amortization	1.008	1.166	1.263	0.907	0.768	0.895	0.835

Adjusted EBIT	$8.738	$2.942	$0.375	$2.971	$3.891	$2.252	$3.266

Less: Interest Expense, net	NA	NA	NA	(0.107)	(0.086)	0.247	0.218
Adjusted Pre-tax Income	NA	NA	NA	$3.077	$3.977	$2.005	$3.048
Less: Taxes @ 40.0%	NA	NA	NA	1.231	1.591	0.802	1.219

Adjusted Net Income	NA	NA	NA	$1.846	$2.386	$1.203	$1.829

Add: Depreciation and Amortization	1.008	1.166	1.263	0.907	0.768	0.895	0.835

Adjusted Cash Flow	NA	NA	NA	$2.754	$3.154	$2.098	$2.664

Footnotes:

(1) Includes corporate allocation for fiscal years 1999 through LTM 2001

(2) Adjustments:

Operating One-Time Charges/(Gains)	$0.000	$0.000	$0.000	$0.000	$0.000	$0.000	$0.000
Non-Operating Recurring Expenses/(Income)	0.000	0.000	0.000	0.000	0.000	0.000	0.000
Other Adjustments	0.000	0.000	0.000	0.000	0.000	0.000	0.000
Impairment of Long-Lived Assets	0.000	0.000	1.945	1.945	0.000	0.000	0.000
Corporate Allocation(a)	(1.770)	(3.503)	(6.410)	(6.185)	0.913	0.101	0.000
Total Adjustments	($1.770)	($3.503)	($4.465)	($4.240)	$0.913	$0.101	$0.000

(a) Corporate Allocation for projected periods is reflected in representative flows

MARKET MULTIPLE METHODOLOGY

(figures in millions)

NFY (2002)	Representative Level	Selected Multiple Range			Indicated Enterprise Value Range
Revenue	$42.500	0.50 x	—	0.50 x	$21.250		$21.250
EBITDA	$4.659	4.0 x	—	4.5 x	$18.640	—	$20.970
EBIT	$3.891	5.5 x	—	6.0 x	$21.400	—	$23.350
Net Income	$2.386	8.5 x	—	9.0 x	$20.280		$21.480
Cash Flow	$3.154	5.5 x	—	6.0 x	$17.350		$18.930

Median					$20.280	—	$21.250
Mean					$19.784	—	$21.196

Selected Enterprise Value Range, on a Minority Interest Basis					$20.000	—	$21.200

COMPARABLE PUBLIC COMPANY DEBT-FREE MULTIPLES

(figures in millions)

		EV / EBITDA
	EV	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Color Imaging Inc(1)	$17.2	73.8	x	13.3	x	12.4	x	NA		NA
Delphax Technologies Inc(2)	$33.6	43.8	x	8.9	x	15.0	x	NA		NA
IFS Intl Hldgs Inc(1)	$2.4	(1.1	)x	(0.8	)x	(0.7	)x	NA		NA
Printronix Inc(3)	$61.1	4.1	x	5.1	x	7.2	x	4.2	x	NA
Xerox Corp(4)	$20,569.9	9.3	x	10.0	x	8.8	x	8.7	x	8.9	x
Zebra Technologies Corp.(3)	$1,750.3	14.4	x	15.9	x	15.5	x	13.6	x	11.6	x

Low		4.1	x	5.1	x	7.2	x	4.2	x	8.9	x
High		43.8	x	15.9	x	15.5	x	13.6	x	11.6	x
Median		11.9	x	10.0	x	12.4	x	8.7	x	10.2	x
Mean		17.9	x	10.6	x	11.8	x	8.8	x	10.2	x

		EV / Revenue
	EV	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Color Imaging Inc(1)	$17.2	1.19	x	0.56	x	0.58	x	NA		NA
Delphax Technologies Inc(2)	$33.6	1.07	x	0.79	x	0.70	x	0.64	x	0.48	x
IFS Intl Hldgs Inc(1)	$2.4	0.26	x	0.31	x	0.43	x	NA		NA
Printronix Inc(3)	$61.1	0.37	x	0.42	x	0.44	x	NA		NA
Xerox Corp.(4)	$20,569.9	1.13	x	1.21	x	1.29	x	1.31	x	1.32	x
Zebra Technologies Corp.(3)	$1,750.3	3.94	x	3.89	x	3.80	x	NA		NA

Low		0.26	x	0.31	x	0.43	x	0.64	x	0.48	x
High		3.94	x	3.89	x	3.80	x	1.31	x	1.32	x
Median		1.10	x	0.67	x	0.64	x	0.97	x	0.90	x
Mean		1.33	x	1.19	x	1.20	x	0.97	x	0.90	x

		EV / EBIT
	EV	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Color Imaging Inc(1)	$17.2	(176.9	)x	24.9	x	21.0	x	NA		NA
Delphax Technologies Inc(2)	$33.6	83.5	x	9.8	x	34.5	x	NA		NA
IFS Intl Hldgs Inc(1)	$2.4	(0.7	)x	(0.6	)x	(0.5	)x	NA		NA
Printronix Inc(3)	$61.1	9.8	x	17.7	x	24.4	x	7.2	x	NA
Xerox Corp(4)	$20,569.9	20.9	x	28.0	x	16.9	x	15.3	x	14.9	x
Zebra Technologies Corp.(3)	$1,750.3	16.2	x	18.6	x	17.6	x	15.1	x	12.7	x

Low		9.8	x	9.8	x	16.9	x	7.2	x	12.7	x
High		20.9	x	28.0	x	34.5	x	15.3	x	14.9	x
Median		16.2	x	18.6	x	21.0	x	15.1	x	13.8	x
Mean		15.6	x	19.8	x	22.8	x	12.5	x	13.8	x

		EV / Total Assets (net of cash)
	EV	3-YR Avg.		FYE		LTM		NFY	NFY + 1
Color Imaging Inc(1)	$17.2	1.32	x	0.88	x	1.03	x	NA	NA
Delphax Technologies Inc(2)	$33.6	1.58	x	1.34	x	0.79	x	NA	NA
IFS Intl Hldgs Inc(1)	$2.4	0.31	x	0.58	x	0.53	x	NA	NA
Printronix Inc(3)	$61.1	0.66	x	0.74	x	0.78	x	NA	NA
Xerox Corp(4)	$20,569.9	0.77	x	0.87	x	0.93	x	NA	NA
Zebra Technologies Corp.(3)	$1,750.3	8.06	x	7.60	x	7.55	x	NA	NA

Low		0.31	x	0.58	x	0.53	x
High		8.06	x	7.60	x	7.55	x
Median		1.04	x	0.87	x	0.86	x
Mean		2.12	x	2.00	x	1.94	x

Footnotes:

(1)          No projections available.

(2)          Projected financial figures are based on a Bluefire Research report dated September 12, 2002.

(3)          Projected financial figures are based on the Houlihan Lokey Howard & Zukin build-up method.

(4)          Projected financial figures are based on the average of several analyst reports.

COMPARABLE PUBLIC COMPANY LEVERAGED MULTIPLES

(figures in millions)

		Price / Earnings
	MVE	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Color Imaging Inc(1)	$10.3	(48.3	)x	55.6	x	38.9	x	NA		NA
Delphax Technologies Inc(2)	$18.3	77.5	x	8.5	x	52.3	x	NA		NA
IFS Intl Hldgs Inc(1)	$0.3	(0.1	)x	(0.1	)x	(0.1	)x	NA		NA
Printronix Inc(3)	$71.5	17.4	x	31.0		29.8		13.8		NA
Xerox Corp(4)	$6,541.9	28.5	x	44.7	x	17.8	x	15.0	x	12.0	x
Zebra Technologies Corp.(3)	$2,060.9	28.8	x	32.9	x	30.0	x	27.9	x	23.7	x

Low		17.4	x	8.5	x	17.8	x	13.8	x	12.0	x
High		77.5	x	44.7	x	52.3	x	27.9	x	23.7	x

Median		28.6	x	32.0	x	30.0	x	15.0	x	17.9	x
Mean		38.0	x	29.3	x	33.8	x	18.9	x	17.9	x

		Price / Net Book Value
	MVE	3-YR Avg.		FYE		LTM		NFY	NFY + 1
Color Imaging Inc(1)	$10.3	2.27	x	1.35	x	1.99	x	NA	NA
Delphax Technologies Inc(2)	$18.3	1.09	x	1.02	x	1.04	x	NA	NA
IFS Intl Hldgs Inc(1)	$0.3	(0.09	)x	(0.03	)x	(0.06	)x	NA	NA
Printronix Inc(3)	$71.5	1.05	x	1.04	x	1.05	x	NA	NA
Xerox Corp(4)	$6,541.9	2.77	x	17.44	x	15.47	x	NA	NA
Zebra Technologies Corp.(3)	$2,060.9	5.93	x	5.34	x	4.61	x	NA	NA

Low		1.05	x	1.02	x	1.04	x
High		5.93	x	17.44	x	15.47	x

Median		2.27	x	1.35	x	1.99	x
Mean		2.62	x	5.24	x	4.83	x

		Price / Cash Flow
	MVE	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Color Imaging Inc(1)	$10.3	88.5	x	13.1	x	12.4	x	NA		NA
Delphax Technologies Inc(2)	$18.3	30.5	x	7.4	x	11.3	x	NA		NA
IFS Intl Hldgs Inc(1)	$0.3	(0.2	)x	(0.2	)x	(0.1	)x	NA		NA
Printronix Inc(3)	$71.5	5.7	x	6.7	x	8.5	x	6.4	x	NA
Xerox Corp(4)	$6,541.9	4.5	x	4.4	x	4.4	x	4.7	x	4.5	x
Zebra Technologies Corp.(3)	$2,060.9	24.3	x	26.3	x	25.2	x	23.7	x	20.6	x

Low		4.5	x	4.4	x	4.4	x	4.7	x	4.5	x
High		30.5	x	26.3	x	25.2	x	23.7	x	20.6	x

Median		15.0	x	7.4	x	11.3	x	6.4	x	12.6	x
Mean		16.2	x	11.6	x	12.4	x	11.6	x	12.6	x

Footnotes:

(1)          No projections available.

(2)          Projected financial figures are based on a Bluefire Research report dated September 12, 2002.

(3)          Projected financial figures are based on the Houlihan Lokey Howard & Zukin build-up method.

(4)          Projected financial figures are based on the average of several analyst reports.

RISK RANKINGS

Size
(Revenue, millions)

Xerox Corp	$15,985.0
Zebra Technologies Corp.	$460.9
Printronix Inc	$139.9
Delphax Technologies Inc	$48.4
Troy Group Inc. (Systems)	$42.5
Color Imaging Inc	$29.8
IFS Intl Hldgs Inc	$5.6

Historical Growth
(2-Year EBITDA)

Color Imaging Inc	NMF
Delphax Technologies Inc	NMF
IFS Intl Hldgs Inc	NMF
Zebra Technologies Corp.	-4.3%
Xerox Corp	-15.5%
Printronix Inc	-28.8%
Troy Group Inc. (Systems)	-59.0%

Profitability
(EBITDA to Revenue)

Zebra Technologies Corp.	24.5%
Xerox Corp	14.6%
Troy Group Inc. (Systems)	9.1%
Printronix Inc	6.1%
Color Imaging Inc	4.7%
Delphax Technologies Inc	4.6%
IFS Intl Hldgs Inc	-65.0%

Size
(Enterprise Value, millions)

Xerox Corp	$20,569.9
Zebra Technologies Corp.	$1,750.3
Printronix Inc	$61.1
Delphax Technologies Inc	$33.6
Color Imaging Inc	$17.2
IFS Intl Hldgs Inc	$2.4

Historical Growth
(1-Year EBITDA)

IFS Intl Hldgs Inc	NMF
Color Imaging Inc	3801.3%
Delphax Technologies Inc	3456.1%
Printronix Inc	33.8%
Xerox Corp	24.4%
Zebra Technologies Corp.	-18.0%
Troy Group Inc. (Systems)	-60.1%

Relative Depreciation
(Depreciation to EBITDA)

IFS Intl Hldgs Inc	NMF
Printronix Inc	70.5%
Delphax Technologies Inc	56.5%
Xerox Corp	47.6%
Color Imaging Inc	40.8%
Troy Group Inc. (Systems)	23.4%
Zebra Technologies Corp.	11.7%

Historical Growth
(2-Year Revenue)

Color Imaging Inc	633.6%
Delphax Technologies Inc	38.6%
Zebra Technologies Corp.	5.8%
Xerox Corp	-5.4%
Printronix Inc	-12.2%
Troy Group Inc. (Systems)	-14.2%
IFS Intl Hldgs Inc	-22.4%

Projected Growth
(1-Year EBITDA)

Color Imaging Inc	NA
Delphax Technologies Inc	NA
IFS Intl Hldgs Inc	NA
Troy Group Inc. (Systems)	92.2%
Printronix Inc	21.7%
Zebra Technologies Corp.	17.2%
Xerox Corp	13.8%

Internal Investment
(Capital Expenditures to Revenue)

Delphax Technologies Inc	10.4%
Color Imaging Inc	3.8%
Troy Group Inc. (Systems)	1.5%
Zebra Technologies Corp.	1.5%
Printronix Inc	1.3%
Xerox Corp	1.1%
IFS Intl Hldgs Inc	-0.2%

Historical Growth
(1-Year Revenue)

Color Imaging Inc	152.1%
Delphax Technologies Inc	48.9%
IFS Intl Hldgs Inc	17.9%
Zebra Technologies Corp.	-6.6%
Printronix Inc	-7.2%
Xerox Corp	-9.3%
Troy Group Inc. (Systems)	-11.6%

Profitability
(Gross Margin)

Troy Group Inc. (Systems)	NA
IFS Intl Hldgs Inc	55.3%
Delphax Technologies Inc	50.8%
Zebra Technologies Corp.	47.1%
Xerox Corp	41.7%
Printronix Inc	34.4%
Color Imaging Inc	15.8%

Liquidity
(Current Ratio)

Zebra Technologies Corp.	11.8
Troy Group Inc. (Systems)	4.5
Printronix Inc	3.2
Xerox Corp	1.5
Delphax Technologies Inc	1.5
Color Imaging Inc	1.3
IFS Intl Hldgs Inc	0.2

Projected Growth
(1-Year Revenue)

Color Imaging Inc	NA
IFS Intl Hldgs Inc	NA
Printronix Inc	NA
Zebra Technologies Corp.	NA
Delphax Technologies Inc	22.4%
Troy Group Inc. (Systems)	14.5%
Xerox Corp	-7.4%

Profitability
(EBIT to Revenue)

Zebra Technologies Corp.	21.6%
Xerox Corp	7.6%
Troy Group Inc. (Systems)	7.0%
Color Imaging Inc	2.8%
Delphax Technologies Inc	2.0%
Printronix Inc	1.8%
IFS Intl Hldgs Inc	-80.5%

Leverage
(Debt to EV)

Zebra Technologies Corp.	0.0%
Printronix Inc	26.1%
Color Imaging Inc	40.7%
Delphax Technologies Inc	48.4%
Xerox Corp	76.2%
IFS Intl Hldgs Inc	92.1%

DISCOUNTED CASH FLOW METHODOLOGY – EXIT MULTIPLE

(figures in millions)

	Projected Fiscal Year Ending November 30,
	2003	2004	2005	2006	2007
Revenue	$43.680	$47.455	$51.726	$55.864	$60.892
Growth	2.8%	8.6%	9.0%	8.0%	9.0%
EBIT	$2.252	$3.266	$3.863	$4.697	$5.163
Less: Taxes	0.901	1.306	1.545	1.879	2.065
Debt-Free Earnings	$1.351	$1.959	$2.318	$2.818	$3.098
Less: Capital Expenditures	(1.150)	(0.650)	(0.650)	(0.650)	(0.650)
Less: Working Capital Requirements @(1)	(0.925)	(0.839)	(0.949)	(0.919)	(1.116)
Add: Depreciation and Amortization	0.895	0.835	0.849	0.792	0.804
Total Net Investment	$(1.180)	$(0.654)	$(0.750)	$(0.777)	$(0.962)
Net Debt-Free Cash Flows:	$0.171	$1.305	$1.568	$2.042	$2.136
Discount Period	0.50	1.50	2.50	3.50	4.50
Discount Factor @ 14.5%	0.93	0.82	0.71	0.62	0.54
Present Value of Net Debt-Free Cash Flows:	$0.160	$1.065	$1.118	$1.271	$1.161

Footnotes:

(1)          Per Management.

Sensitivity Analysis: Enterprise Value

		Terminal Multiple
	Discount Rate	3.5 x	4.0 x	4.5 x	5.0 x	5.5 x
	10.0%	$18.350	$20.202	$22.055	$23.907	$25.759
	10.5%	$17.986	$19.797	$21.608	$23.419	$25.229
	11.0%	$17.632	$19.402	$21.172	$22.943	$24.713
	11.5%	$17.286	$19.017	$20.748	$22.479	$24.210
	12.0%	$16.949	$18.642	$20.335	$22.027	$23.720
	12.5%	$16.621	$18.276	$19.932	$21.587	$23.243
	13.0%	$16.300	$17.920	$19.539	$21.158	$22.777
	13.5%	$15.988	$17.572	$19.156	$20.740	$22.323
	14.0%	$15.684	$17.233	$18.782	$20.332	$21.881
	14.5%	$15.386	$16.902	$18.418	$19.934	$21.450
	15.0%	$15.097	$16.580	$18.063	$19.546	$21.029
	15.5%	$14.814	$16.265	$17.716	$19.168	$20.619
	16.0%	$14.538	$15.958	$17.378	$18.799	$20.219

Range of Selected Enterprise Values			$16.580	—	$20.332

DCF Assumptions

Discount Rate	14.5%
Tax Rate	40.0%

Terminal Value Assumptions

Terminal EBITDA (2007)	$5.966
Terminal Multiple	4.5	x
Terminal Value	$26.849
Discount Period	5.00
Discount Factor @ 14.5%	0.51
PV of Terminal Value	$13.643

Distribution of Value

Period Cash Flow	25.9%
Terminal Cash Flow	74.1%
Total	100.0%

Implied Analyses

LTM EBITDA Multiple	4.8	x
NFY EBITDA Multiple	5.9	x
Implied Gordon Growth Rate	6.1%

COMPARABLE TRANSACTION MULTIPLES(1)

(figures in millions)

Announced	Effective	Target	Target Industry Segment	Acquiror	EV	LTM EV Multiples				5-Day
						Revenue		EBITDA	EBIT	Premium

3/20/02	3/20/02	United Computer Supplies Inc	Prints business forms and small roll products	Impreso Inc	$7.6	0.25

3/18/02	5/13/02	Potlatch Corp [Potlatch Coated Paper Operations]	Provides coated paper printing services	Sappi Ltd	$480.0	1.03

12/3/01	12/21/01	Xerox Corp [North American assets of Delphax System]	Manufactures and distributes print engines, print management software, and related products	Check Technology Corp	$16.8	0.43		(1.1)	(0.9)

11/15/01	1/24/02	ENCAD Inc	Designs, develops, manufactures, and markets wide-format, color ink-jet printer systems	Eastman Kodak Co	$14.7	0.16		(4.1)	(2.1)	32.5%

11/13/01	12/3/01	Amberley Group Plc [Bousfield Ltd]	Manufactures and supplies of printing inks, coatings and materials	Bousfield Holdings Ltd	$12.2	0.23

5/31/01	5/31/01	Extended Systems Inc [Printing Solutions Operations]	Provides printing solutions to networks	TROY Group Inc	$1.8	0.10

Low					$1.8	0.10	x	NA	NA	32.5%
High					$480.0	1.03	x	NA	NA	32.5%

Median					$13.5	0.24	x	NA	NA	32.5%
Mean					$88.9	0.37	x	NA	NA	32.5%

Footnotes:

(1)       Transactions with announcement dates between 5/1/01 and 10/30/02 for which purchase price multiples were available were considered. Sources included Securities Data Company, Mergerstat, and public filings.

TROY Wireless
Confidential

VALUATION SUMMARY

(figures in millions, except per share values)

	Low		High

Enterprise Value, on a Minority Interest Basis

Market Approach
Market Multiple Methodology	$7.300	—	$8.600

Income Approach
Discounted Cash Flow Methodology - Exit Multiple	$6.000	—	$6.700

Results Summary

Enterprise Value, on a Minority Interest Basis	$6.650	—	$7.650

Confidential

REPRESENTATIVE LEVELS

(figures in millions)

	Fiscal Year Ended November 30,			LTM Ended	Projected	NFY +1 (2003)	NFY + 2 (2004)
	1999	2000	2001	8/31/02	NFY 2002

Reported Revenue	$7.284	$9.154	$11.082	$13.184	$11.600	$14.550	$15.807

Less: Cost of Goods Sold	NA	NA	NA	NA	9.664	9.015	9.706
Gross Profit	NA	NA	NA	NA	$1.936	$5.535	$6.101
Less: Selling, General & Administrative	NA	NA	NA	NA	5.888	4.062	4.210
Less: Corporate Expenses	NA	NA	NA	NA	2.444	1.892	1.861
Add: Depreciation and Amortization(1)	0.165	0.514	0.796	0.594	0.672	0.236	0.199
Add: Adjustments(2)	(0.499)	(0.988)	1.881	0.203	0.257	0.029	0.000

Adjusted EBITDA	$0.472	$0.285	$(4.070)	$(6.860)	$(5.466)	$(0.154)	$0.230

Less: Depreciation and Amortization	0.165	0.514	0.796	0.594	0.672	0.236	0.199

Adjusted EBIT	$0.307	$(0.229)	$(4.866)	$(7.453)	$(6.138)	$(0.390)	$0.031

Less: Interest Expense, net	NA	NA	NA	NA	0.000	(0.043)	(0.106)
Adjusted Pre-tax Income	NA	NA	NA	NA	$(6.138)	$(0.348)	$0.137
Less: Taxes @ 40.0%	NA	NA	NA	NA	(2.455)	(0.139)	0.055

Adjusted Net Income	NA	NA	NA	NA	$(3.683)	$(0.209)	$0.082

Add: Depreciation and Amortization	0.165	0.514	0.796	0.594	0.672	0.236	0.199

Adjusted Cash Flow	NA	NA	NA	NA	$(3.011)	$0.027	$0.281

Footnotes:

(1)          Includes allocation of corporate for fiscal years 1999 through LTM 2001

(2)          Adjustments:

Severance costs	$0.000	$0.000	$0.000	$0.552	$0.000	$0.000	$0.000
Inventory adjustments	0.000	0.000	0.000	0.986	0.000	0.000	0.000
Consolidation costs	0.000	0.000	0.000	0.240	0.000	0.000	0.000
Bad debt allowance adjustment	0.000	0.000	0.000	0.169	0.000	0.000	0.000
Impairment of Long-Lived Assets	0.000	0.000	3.689	0.000	0.000	0.000	0.000
Corporation Allocation(a)	(0.499)	(0.988)	(1.808)	(1.745)	0.257	0.029	0.000
Total Adjustments	$(0.499)	$(0.988)	$1.881	$0.203	$0.257	$0.029	$0.000

(a)          Corporate Allocation for projected periods is reflected in representative flows

MARKET MULTIPLE METHODOLOGY

(figures in millions)

	Representative Level	Selected Multiple Range			Indicated Enterprise Value Range
NFY (2002)
Revenues	$11.600	0.75 x	—	0.85 x	$8.700	—	$9.860

NFY +1 (2003)
Revenues	$14.550	0.40 x	—	0.50 x	$5.820	—	$7.280

Selected Enterprise Value Range, on a Minority Interest Basis					$7.300	—	$8.600

COMPARABLE PUBLIC COMPANY DEBT-FREE MULTIPLES

(figures in millions)

		EV / EBITDA
	EV	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Extended Systems Inc(1)	$23.22	(2.4	x)	(4.1	x)	(5.4)		(49.7	x)	NA
Microtune Inc(1)	$90.08	(3.8	x)	(1.9	x)	(1.7	x)	NA		NA
Phazar Corp(2)	$8.58	30.1	x	(8.7	x)	(15.9	x)	NA		NA
Socket Communications Inc(2)	$18.66	(6.8	x)	(4.5	x)	(12.1	x)	NA		NA

Low		30.1	x
High		30.1	x

Median		30.1	x
Mean		30.1	x

		EV / Revenue
	EV	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Extended Systems Inc(1)	$23.22	0.87	x	0.97	x	0.93	x	0.75	x	0.51	x
Microtune Inc(1)	$90.08	2.02	x	1.43	x	1.11	x	1.08	x	1.03	x
Phazar Corp(2)	$8.58	0.76	x	0.79	x	0.80	x	NA		NA
Socket Communications Inc(2)	$18.66	1.82	x	1.51	x	1.18	x	NA		NA

Low		0.76	x	0.79	x	0.80	x	0.75	x	0.51	x
High		2.02	x	1.51	x	1.18	x	1.08	x	1.03	x

Median		1.35	x	1.20	x	1.02	x	0.91	x	0.77	x
Mean		1.37	x	1.18	x	1.00	x	0.91	x	0.77	x

		EV / EBIT
	EV	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Extended Systems Inc(1)	$23.22	(1.9	x)	(2.7	x)	(3.4	x)	(22.5	x)	2.7	x
Microtune Inc(1)	$90.08	(2.7	x)	(1.5	x)	(1.1	x)	(3.2	x)	(5.4	x)
Phazar Corp(2)	$8.58	(37.1	x)	(5.4	x)	(7.9	x)	NA		NA
Socket Communications Inc(2)	$18.66	(5.0	x)	(3.0	x)	(5.1	x)	NA		NA

Low										2.7	x
High										2.7	x

Median										2.7	x
Mean										2.7	x

		EV / Total Assets (net of cash )
	EV	3-YR Avg.		FYE		LTM		NFY	NFY + 1
Extended Systems Inc(1)	$23.22	0.93	x	1.56	x	0.87	x	NA	NA
Microtune Inc(1)	$90.08	1.12	x	0.55	x	0.54	x	NA	NA
Phazar Corp(2)	$8.58	1.02	x	1.13	x	1.02	x	NA	NA
Socket Communications Inc(2)	$18.66	1.68	x	1.33	x	1.12	x	NA	NA

Low		0.93	x	0.55	x	0.54	x
High		1.68	x	1.56	x	1.12	x

Median		1.07	x	1.23	x	0.94	x
Mean		1.19	x	1.14	x	0.88	x

Footnotes:

(1)          Projected financial figures are based on the average of several analyst reports.

(2)          No projections available.

COMPARABLE PUBLIC COMPANY LEVERAGED MULTIPLES

(figures in millions)

		Price / Earnings
	MVE	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Extended Systems Inc(1)	$27.99	(3.7	)x	(5.4	)x	(6.5	)x	NA		NA
Microtune Inc(1)	$224.86	(11.3	)x	(6.1	)x	(4.5	)x	(8.0	)x	(16.8	)x
Phazar Corp(2)	$4.13	(13.1	)x	(3.9	)x	(5.3	)x	NA		NA
Socket Communications Inc(2)	$18.08	(8.1	)x	(5.0	)x	(8.2	)x	NA		NA

Low
High

Median
Mean

		Price / Net Book Value
	MVE	3-YR Avg.		FYE		LTM		NFY	NFY + 1
Extended Systems Inc(1)	$27.99	1.36	x	2.81	x	4.38	x	NA	NA
Microtune Inc(1)	$224.86	2.11	x	1.16	x	1.31	x	NA	NA
Phazar Corp(2)	$4.13	2.97	x	4.38	x	4.38	x	NA	NA
Socket Communications Inc(2)	$18.08	3.13	x	3.78	x	24.84	x	NA	NA

Low		1.36	x	1.16	x	1.31	x
High		3.13	x	4.38	x	24.84	x

Median		2.54	x	3.30	x	4.38	x
Mean		2.39	x	3.03	x	8.73	x

		Price / Cash Flow
	MVE	3-YR Avg.		FYE		LTM		NFY	NFY + 1
Extended Systems Inc(1)	$27.99	(6.2	)x	(12.3	)x	(16.5	)x	NA	NA
Microtune Inc(1)	$224.86	(22.9	)x	(10.3	)x	(11.1	)x	NA	NA
Phazar Corp(2)	$4.13	20.6	x	(9.2	)x	(17.6	)x	NA	NA
Socket Communications Inc(2)	$18.08	(14.3	)x	(11.5	)x	(158.7	)x	NA	NA

Low
High

Median
Mean

Footnotes:

(1)          Projected financial figures are based on the average of several analyst reports.

(2)          No projections available.

RISK RANKINGS

Size
(Revenue, millions)

Microtune Inc	$81.4
Extended Systems Inc	$24.9
Socket Communications Inc	$15.8
Troy Group Inc. (Wireless)	$13.2
Phazar Corp	$10.8

Historical Growth
(2-Year EBITDA)

Extended Systems Inc	NMF
Microtune Inc	NMF
Phazar Corp	NMF
Socket Communications Inc	NMF
Troy Group Inc. (Wireless)	NA

Profitability
(EBITDA to Revenue)

Phazar Corp	-5.0%
Socket Communications Inc	-9.7%
Extended Systems Inc	-17.2%
Troy Group Inc. (Wireless)	-52.0%
Microtune Inc	-65.7%

Size
(Enterprise Value, millions)

Microtune Inc	$90.1
Extended Systems Inc	$23.2
Socket Communications Inc	$18.7
Phazar Corp	$8.6

Historical Growth
(1-Year EBITDA)

Extended Systems Inc	NMF
Microtune Inc	NMF
Phazar Corp	NMF
Socket Communications Inc	NMF
Troy Group Inc. (Wireless)	NMF

Relative Depreciation
(Depreciation to EBITDA)

Extended Systems Inc	NMF
Microtune Inc	NMF
Phazar Corp	NMF
Socket Communications Inc	NMF
Troy Group Inc. (Wireless)	NMF

Historical Growth
(2-Year Revenue)

Microtune Inc	NMF
Socket Communications Inc	33.9%
Troy Group Inc. (Wireless)	23.3%
Phazar Corp	17.3%
Extended Systems Inc	-2.8%

Projected Growth
(1-Year EBITDA)

Extended Systems Inc	NMF
Troy Group Inc. (Wireless)	NMF
Microtune Inc	NA
Phazar Corp	NA
Socket Communications Inc	NA

Internal Investment
(Capital Expenditures to Revenue)

Microtune Inc	5.4%
Troy Group Inc. (Wireless)	5.0%
Phazar Corp	2.1%
Socket Communications Inc	1.8%
Extended Systems Inc	0.5%

Historical Growth
(1-Year Revenue)

Troy Group Inc. (Wireless)	21.1%
Socket Communications Inc	6.8%
Microtune Inc	-10.9%
Extended Systems Inc	-22.9%
Phazar Corp	-28.2%

Profitability
(Gross Margin)

Troy Group Inc. (Wireless)	NA
Extended Systems Inc	81.1%
Socket Communications Inc	39.0%
Phazar Corp	30.4%
Microtune Inc	26.6%

Liquidity
(Current Ratio)

Microtune Inc	7.2
Troy Group Inc. (Wireless)	4.5
Phazar Corp	1.5
Extended Systems Inc	1.2
Socket Communications Inc	1.1

Projected Growth
(1-Year Revenue)

Phazar Corp	NA
Socket Communications Inc	NA
Microtune Inc	32.1%
Troy Group Inc. (Wireless)	31.3%
Extended Systems Inc	30.3%

Profitability
(EBIT to Revenue)

Phazar Corp	-10.1%
Socket Communications Inc	-22.9%
Extended Systems Inc	-27.8%
Troy Group Inc. (Wireless)	-56.5%
Microtune Inc	-101.8%

Leverage
(Debt to EV)

Microtune Inc	0.0%
Extended Systems Inc	5.1%
Socket Communications Inc	10.6%
Phazar Corp	52.9%

DISCOUNTED CASH FLOW METHODOLOGY – EXIT MULTIPLE

(figures in millions)

	Projected Fiscal Year Ending November 30,
	2003	2004	2005	2006	2007
Revenue	$14.550	$15.807	$17.513	$20.524	$24.117
Growth	25.4%	8.6%	10.8%	17.2%	17.5%

EBIT	$(0.390)	$0.031	$0.712	$0.789	$0.719
Less: Taxes	(0.156)	0.012	0.285	0.316	0.288
Debt-Free Earnings	$(0.234)	$0.018	$0.427	$0.473	$0.432
Less: Capital Expenditures	(0.050)	(0.050)	(0.050)	(0.050)	(0.050)
Less: Working Capital Requirements @(1)	0.569	(0.280)	(0.379)	(0.669)	(0.798)
Add: Depreciation and Amortization	0.236	0.199	0.050	0.120	0.152
Total Net Investment	$0.756	$(0.130)	$(0.379)	$(0.600)	$(0.697)
Net Debt-Free Cash Flows:	$0.521	$(0.112)	$0.048	$(0.126)	$(0.265)
Discount Period	0.50	1.50	2.50	3.50	4.50
Discount Factor @ 25.0%	0.89	0.72	0.57	0.46	0.37
Present Value of Net Debt-Free Cash Flows:	$0.466	$(0.080)	$0.028	$(0.058)	$(0.097)

Footnotes:

(1)          Per Management.

Sensitivity Analysis: Enterprise Value

	Discount Rate	Terminal Multiple
		0.70 x	0.75 x	0.80 x	0.85 x	0.90 x
	23.0%	$6.248	$6.676	$7.104	$7.533	$7.961
	24.0%	$6.014	$6.425	$6.836	$7.248	$7.659
	25.0%	$5.791	$6.186	$6.581	$6.976	$7.371
	26.0%	$5.578	$5.958	$6.338	$6.718	$7.097
	27.0%	$5.376	$5.741	$6.106	$6.471	$6.836

Range of Selected Enterprise Values			$6.000	—	$6.700

DCF Assumptions

Discount Rate	25.0%
Tax Rate	40.0%

Terminal Value Assumptions

Terminal Revenue (2007)	$24.117
Terminal Multiple	0.80	x
Terminal Value	$19.294
Discount Period	5.00
Discount Factor @ 25.0%	0.33
PV of Terminal Value	$6.322

Distribution of Value

Period Cash Flow	3.9%
Terminal Cash Flow	96.1%
Total	100.0%

Implied Analyses

LTM EBITDA Multiple	NMF
NFY EBITDA Multiple	NMF
Implied Gordon Growth Rate	26.7%

COMPARABLE TRANSACTION MULTIPLES (1)

(figures in millions)

						LTM EV Multiples						5-Day
Announced	Effective	Target	Target Industry Segment	Acquiror	EV	Revenue		EBITDA		EBIT		Premium
6/11/02	10/1/02	eMobile Data Corp	Develops software solutions for real-time integrated field service and wireless, Web-served dispatching, scheduling and Next Generation Mobile Workforce Automation	Itron Inc	$4.9	4.09	x	(3.1	x)	(3.0	x)

5/29/02	7/18/02	SignalSoft Corp	Develops wireless location services	Openwave Systems Inc	$10.8	0.60	x	(0.4	x)	(0.3	x)	115.2%
5/28/02	9/3/02	ViaFone Inc	Provides mobile enterprise application software	Extended Systems Inc	$36.7	28.43	x	(2.8	x)	(2.7	x)
3/1/02	6/18/02	Condat AG	Provides wireless applications and system integration services	Texas Instruments Inc	$87.8	4.31	x	30.6	x	50.5	x	150.8%
1/17/02	3/26/02	Proxim Inc	Designs, markets, and manufactures wireless local area networking products based on radio frequency technology	Western Multiplex Corp	$116.7	1.14	x					-59.4%

12/17/01	6/26/02	Conexant Systems Inc	Manufactures wireless equipment	Alpha Industries Inc	$739.9	2.84	x	(3.0	x)	(2.3	x)
10/29/01	12/3/01	Transilica Inc	Develops system-on-chip products for short rnage wireless applications	Microtune Inc	$190.5	634.97	x	(11.1	x)	(10.6	x)
1/23/01	9/7/01	Gemstar Communications Inc	Manufactures wireless communications equipment	SIRIT Technologies Inc	$2.4	120.50	x	(3.1	x)	(2.4	x)	28.6%

11/15/00	1/19/01	Xypoint Corp	Develops wireless location technology that enables carriers to locate mobile devices and protect privacy	TeleCommunication Systems Inc	$67.1	10.44	x	(9.5	x)	(7.7	x)

10/26/00	2/7/01	Corsair Communications Inc	Provides software and systems solutions for the global wireless industrys	Lightbridge Inc	$126.0	1.85	x	6.0	x	7.0	x	10.3%

7/13/00		LogiMetrics Inc	Manufactures and markets broadband wireless communications infrastructure equipment, subsystems, and components	L-3 Communications Corp	$53.0	7.88	x	(8.8	x)	(7.6	x)	62.5%

6/13/00	7/20/00	Innovent Systems Inc	Develops radio frequency integrated circuits for short-range wireless data communications	Broadcom Corp	$637.6			(237.0	x)	(234.4	x)

6/6/00	9/27/00	SPEEDCOM Wireless International Corp	Manufactures broadband wireless products	LTI Holdings Inc	$129.5	25.65	x	(208.9	x)	(190.5	x)

5/17/00	8/9/00	Spectral Solutions Inc	Develops and manufactures cryogenic super-conducting radio frequency front-end systems for the wireless industry	Illinois Superconductor Corp	$14.3	358.25	x	(5.4	x)	(5.0	x)

5/11/00	5/11/00	Mainbrace Corp	Develops software products for pocket PC, Web telephone, wireless MSN Web, and Microsoft TV	BSQUARE Corp	$19.1	6.11	x	(12.8	x)	(12.3	x)

Low					$2.4	0.60	x	6.0	x	7.0	x	-59.4%
High					$739.9	10.44	x	30.6	x	50.5	x	150.8%

Median					$53.0	4.31	x	26.0	x	26.0	x	45.5%
Mean					$132.7	4.66	x	20.8	x	27.8	x	51.3%

Footnotes:

(1)       Transactions with announcement dates between 5/1/00 and 10/30/02 for which purchase price multiples were available were considered. Sources included Securities Data Company, Mergerstat, and public filings.

Excluded from range

Valuation Conclusions
Confidential

VALUATION SUMMARY

(figures in millions, except per share values)

		Low		High

Enterprise Value

Troy Systems		$18.300	—	$20.800
Troy Wireless		6.650	—	7.650
Enterprise Value		24.950	—	28.450
Less: Debt		0.211	—	0.211
Equity Value		24.739		28.239

Nonoperating Assets/Liabilities:

Add: Cash and Cash Equivalents Balance(1)	6.782
Less: Required Capital Outlays(2)	(1.970)
Add: Corporate Life Insurance(3)	0.741
Add: Present Value of NOL	2.700
Total Nonoperating Assets/Liabilities		8.253	—	8.253

Adjusted Equity Value		$32.992	—	$36.492

Per Share Value(4)		$3.01	—	$3.33

Price Per Share - 52 week range		$1.40	—	$4.53

Price Per Share - Range of Recent Prices		$1.98	—	$1.84

(1)       Per management, as of December 3, 2002, there has not been a material change in the cash balance of the Company since the quarter ended August 31, 2002

(2)       Includes $250,000 for working capital requirements for TROY Wireless, $1.5 million for compounder equipment and $220,000 for non-recurring payments from September 1, 2002 to December 31, 2002.

(3)       Present Value of expected proceeds from corporate life insurance

(4)       Common shares outstanding (in millions): 10.969657

CONTROL VALUE ANALYSIS

(figures in millions, except per share values)

Potential Incremental Value Resulting From Control

Discretionary Compensation	$3.737

Costs of Being Public / Nuisance Factor @ 5% of Equity	1.324

Sale of E-Check business	1.000

Total	$6.061

Per Share Impact	$0.55

Strategic Alternatives
Confidential

STRATEGIC ALTERNATIVES PROCESS

•                  In May 2002, Prudential Securities conducted a strategic alternatives study for TROY, with the following observations:

•                  A secondary offering is not feasible given market conditions and lack of analyst coverage

•                  Difficult to raise additional capital

•                  Sale of Company or division is difficult due to limited universe of strategic buyers for the Company or its divisions

•                  The Company’s message and business model is confusing to investors and the Street

•                  Prudential Securities recommended that the Company initiate a going private transaction

•                  On October 23, 2002, the Amara Group made an unsolicited offer to purchase the Company for $2.50 per share

•                  The offer did not address the possibility of acquiring only the publicly held shares

•                  The offer did not provide support for financing the proposed transaction and it did not appear that Amara has the capability to finance such transaction

MARKET TESTING – FINANCIAL BUYERS

Financial buyers in general have certain criteria that must be met for an investment to be executed.  TROY does not meet any of the criteria; therefore, we believe that the minority interest in TROY is not saleable to a financial buyer.

Required Criteria	TROY Group, Inc.
Operational Control	The Dirk family owns approximately 56 percent of the common stock of TROY and has stated that they do not intend to work with a partner.

Ease of Exit	The Dirk family owns approximately 56 percent of TROY and has stated they are not sellers.

Pure-Play/Simplicity	TROY operates in three businesses and is in the midst of a restructure.

Size	TROY, with a $20 million market cap, is small.

Growth Opportunity	TROY Systems is a mature business; growth opportunity in the TROY Wireless business.

Strong Management Team	Management has not shown a track record of success.

•                  Houlihan Lokey showed TROY to four private equity firms who are active in TROY’s industry:

•                  Kline Hawkes

•                  Gryphon Investors

•                  Platinum Equities

•                  Generation Partners

•                  Each of the private equity firms were provided a summary of TROY’s business segments, summary financial data and the Company’s ownership structure.

•                  All four private equity firms stated that an investment in TROY would be problematic and difficult.

•                  Kline Hawkes

•                  Desires a pure play

•                  Not interested in a turn-around situation

•                  Majority-owned company by a family who does not want to sell is particularly problematic

•                  Prefers a controlling interest

•                  Gryphon Investors

•                  Too small and complex (not a good use of resources)

•                  Requires a majority control

•                  Needs a clear exit strategy

•                  Platinum Equities

•                  TROY’s business model is unfocused

•                  Has never invested in a minority interest

•                  Prefers cash flow business which can fund upside opportunities

•                  Requires operating control

•                  Uncomfortable with family’s ownership

•                  Generation Partners

•                  Family role is problematic

•                  Too small

•                  Requires control, especially in a turnaround situation

•                  Prefers cash flow business which can fund upside opportunities

•                  Many other micro-cap public companies which are better opportunities

STATUS QUO

•                  Overview

•                  Remain public and allow current shareholders to participate in any upside (or new growth) and downside (or performance challenges) of the Company

•                  Disadvantages

•                  TROY has fallen out of favor from the public markets.  It is very difficult for a company that has lost 95 percent of its equity value to regain investor confidence

•                    Family overhang causes liquidity in stock to be very limited

•                    Lack of “pure play” confuses investing public

•                    TROY would need to adhere to quarterly earnings estimates and public filings and disclosure requirements

•                  Advantages

•                    Wireless opportunity may create significant upside

•                    Recent restructuring may result in near-term improvements

•                    Equity values for technology companies are at relatively historical lows

IRR ANALYSIS

•                  Current value of TROY common stock to achieve an appropriate rate of return based on the following assumptions:

•                  Stock price goal of $5 per share

•                  Holding period: 3 years

•                  Required Internal Rate of Return (IRR): 20 percent

•                  Implied financial results

•                  TROY Systems EBITDA to grow at 9 percent per year

•                  TROY Wireless Revenue to grow at 32 percent per year

•                  Price today to achieve a 20 percent IRR in 3 years: $2.89 per share

Synopses of Comparable Public Companies
Confidential

Synopses of Comparable Public Companies TROY Systems TROY Wireless
Confidential

TROY Systems

COLOR IMAGING INC.

Color Imaging, Inc., formerly known as Advatex Associates, Inc., develops, manufactures and markets products used in electronic  printing, analog and digital copiers and high-speed digital printing. These high-speed digital printing systems print in real time directly on offset presses. Offset presses are presses that utilize plates and ink to print on paper and other materials. The Company conducts its business through two separate operating units, Color Imaging, Inc., which develops, purchases from others and markets electronic printing products, including black text, color, magnetic ink character recognition and specialty toners, and provides other parts and accessories for laser printers and analog and digital copiers, and Logical Imaging Solutions, Inc., which designs, manufactures and integrates components made by third parties into a complete printing system, and offers technical support and supplies in connection therewith

DELPHAX TECHNOLOGIES INC.

Delphax Technologies Inc. (DLPX), formerly Check Technology Corp., designs, manufactures, sells and services document printing  systems that personalize, encode, print and collate documents into packages that are tailored to the customer’s requirements. At September 30, 2001, the company had an installed base of approximately 540 systems located in more than 50 countries.

The company sells a family of electronic production systems for use in both cut-sheet and continuous forms production environments. These systems can be used for four basic applications: folio production, insurance claims, fulfillments and disbursements. Folio production includes the printing of checkbooks and financial payment coupon books. Insurance claim applications consist of explanation of benefit forms and insurance claim checks. Fulfillment applications include coupons and rebate checks, while disbursement applications include accounts payable checks and payroll checks. These electronic production systems enable companies, banks and government customers to easily and quickly transform blank paper stock into fully collated checks and forms.

The market in the United States for checks and other financial documents is the largest in the world, the company believes, and the annual consumption of checks has shown a slowing growth rate over the last several years. DLPX also believes alternatives to the check document, such as debit and credit cards, will eventually reduce the number of checks used, although the size and rate of reduction are difficult to predict. Its systems have also been sold in the United States primarily to check printers, payment coupon producers, service bureaus and large corporations.

The market for DLPX’s products outside the United States has been primarily in personalized check production. The average personalized check order size in most international markets is between 25 and 100 checks. These small-order sizes are produced cost effectively on the company’s products because of their automatic collation capabilities. Stringent Magnetic Ink Character Recognition (MICR) quality standards, enforced by the major clearing banks in most international markets, are also met by DLPX’s high quality MICR printing capabilities. As a result of these market factors, the company has had success in penetrating the largest personal check production markets outside of the United States. Those countries include Australia, Brazil, France, Mexico, Spain and the United Kingdom.

IFS INTERNATIONAL HOLDINGS, INC.

IFS International Holdings, Inc. (IFSH) develops, markets and supports software products for electronic funds transfer, retail, e-commerce and retail banking markets.

IFSH’s customers are banks and other financial institutions, and payment processing centers. Its products facilitate electronic funds transfer, Internet Banking, and customer relationship management solutions, and enable these systems to adapt to or migrate to smart card and wireless payment services. IFSH serves its customers primarily through two subsidiaries, IFS International Inc. and Network Controls International, Inc., referred to as NCI.

IFS products are designed primarily to be utilized with newer financial systems software which are replacing the old legacy systems. NCI’s products are designed to provide the old legacy systems with the ability to perform new functions or utilize additional hardware and systems.

All of IFS’ products are designed as open architecture or the ability to operate its software on a variety of computers including IBM, Sun, Compaq and ICL. As a result, the products are flexible and have the ability to to be modified inexpensively to interface with different networks (i.e., Visa, MasterCard, American Express, Europay and other networks around the world); to interface seamlessly with a variety of ATMs and Point of Sale devices; to interface with a variety of core banking systems and the computers they run on; to respond quickly to advances in telecommunications and Internet technology by interfacing with various telecommunications protocols and; to be modified to meet new and changing business demands of its customers.

The open and flexible technology architecture of IFS’ products is designed for high volume, reliable, and secure payment processing, supporting multiple currencies and computer languages over current electronic funds transfer systems, the Internet and other delivery platforms. Through its NCI Subsidiary, IFSH has been providing several branch banking legacy migration software products to financial organizations grappling with the need to sustain existing older systems while moving to the new technologies. These software products enable old software to perform new functions and utilize new hardware. The NCI subsidiary has also developed and commenced marketing a new software package called Business Centre for retail branch banking, this software works with new software and hardware in the banking industry.

The company’s consolidated revenues of $6,798,553 for fiscal year 2001 (April) represented a decrease of 47.7 percent over fiscal year 2000.

PRINTRONIX, INC.

Printronix, Inc. (PTNX) develops, designs, manufactures and markets medium and high speed printing solutions and the related  supplies and services. Products are designed for use in mission critical applications where unsurpassed reliability and performance are crucial. Products are used in industrial settings such as manufacturing plants and distribution centers, in addition to the front office and the information technology department. The company has a global presence with manufacturing and configuration sites located in the United States, Singapore and Holland. In addition, PTNX has 17 sales and support locations around the world.

The printers function on a wide range of computer systems and enterprise software and are compatible with various label generation and label management software. All of the printers have extensive industrial graphics capabilities allowing them to support most popular industrial graphics languages while producing every type of printed computer output, including labels, bar codes, multi-part forms and reports.

The company’s core technologies include line matrix and thermal print engines, subsystem controllers and software, bar code verification and network printer management. Line matrix, thermal and laser printers developed from these technologies are unified by a common control architecture called Printronix System Architecture (PSA), the latest version of which is PSA2 ). This architecture permits all three printing technologies to be application compatible by supporting common industrial graphics languages, host communication protocols, and global network management.

PTNX also offers advanced network printer management solutions with its new PrintNet Enterprise, which is a combination of hardware and software components. PrintNet Enterprise is a global printing, troubleshooting and management system that allows remote management control of our printers from a networked desktop. PrintNet Enterprise includes an interface card to provide connection to an Ethernet network and a Java-based software application providing advanced configuration management tools, event notification and remote status and diagnostic capabilities.

Sales to PTNX’s largest customer, IBM, represented 27.4 percent of net sales for the fiscal year, compared with 26.1 percent a year ago. Sales to the second largest customer represented 8.6 percent of net sales for the fiscal year, compared with 8.5 percent a year ago. Sales to the top 10 customers represented 53.9 percent and 54.7 percent of net sales for the current and prior fiscal year, respectively.

XEROX CORP.

Xerox Corp. (XRX) is a leader in the global document market, selling equipment and providing document solutions that include  hardware, services and software that enhance productivity and knowledge sharing. XRX distributes its products in the Western Hemisphere through divisions and wholly-owned subsidiaries. In Europe, Africa, the Middle East, India and parts of Asia, the company distributes through Xerox Limited and related companies.

XRX’s activities encompass developing, manufacturing, marketing, servicing and financing a complete range of document processing products, solutions and services designed to make organizations around the world more productive. The company believes that the document is a tool for productivity, and that documents- both electronic and paper- are at the heart of most business processes.

Fuji Xerox Co., Limited, a jointly owned venture of Xerox Limited and Fuji Photo Film Company Limited, develops, manufactures and distributes document processing products in Japan and other areas of the Pacific Rim, Australia and New Zealand. Japan represents about 80 percent of Fuji Xerox revenues, and Australia, New Zealand and other areas of the Pacific Rim represent 13 percent. The remaining seven percent of Fuji Xerox revenues are sales to Xerox. Fuji Xerox conducts business in other Asian Pacific Rim countries through joint ventures and distributors.

In October 2000, the company implemented a global turnaround program, which focuses XRX on its core business and prioritizes improved liquidity, the sale of certain assets and a reduction of annual costs by at least $1 billion. By year-end 2001, XRX had completed asset sales of $2.3 billion, comprised of the March 2001 sale of half of its ownership interest in Fuji Xerox to Fuji Photo Film for $1,283 million cash, which decreased its interest in that concern to 25 percent; the April 2001 sale of its leasing business in the four Nordic countries for its approximate book value of $370 million; and the sale late in 2001 of certain manufacturing facilities to Flextronics for $118 million cash. In the first quarter of 2002, XRX received additional cash proceeds of $29 million (net) related to sales of additional facilities under that agreement. Also, in June 2001, XRX announced its exit from its worldwide SOHO business and sold its remaining equipment inventory by the end of 2001. XRX expects to complete the initiatives associated with the programs in 2002.

ZEBRA TECHNOLOGIES CORP.

Zebra Technologies Corp. (ZBRA) is a manufacturer of direct thermal and thermal transfer bar code label printers, receipt printers, instant-issuance plastic card printers, related accessories and support software. The company’s products have broad applications where bar coding is used to identify or track objects or information.

ZBRA products consist of a broad line of computerized printers for the production of bar code labels, receipts and tags, and plastic cards, specialty bar code labeling materials, ink ribbons for bar code and card printers, and bar code label design software. ZBRA’s products provide identification labeling solutions for customers within the manufacturing, service and government sectors. The company’s products are instrumental in many processes, including inventory control, small package delivery, baggage handling, automated warehousing, Just-In-Time manufacturing, employee records and hospital information systems, among others.

The company’s equipment is designed to operate at the user’s location or on a mobile basis to produce and dispense bar coded labels in a variety of environments. ZBRA markets its products under the Zebra and Eltron brand names. Zebra bar code products are designed and principally targeted for mission-critical applications, where high volume or demanding compliance labeling standards are required. Eltron bar code labeling products are targeted at end-users looking for an economical, easy-to-use printing solution in general office and light manufacturing and distribution environments. The company’s full range of card printer products are also marketed under the Eltron brand name.

ZBRA’s products are sold in over 90 countries. Sales to international customers comprised 40.0 percent of net sales in 2001, 37.4 percent of net sales in 2000, and 40.0 percent of net sales in 1999. ZBRA operates facilities and sales offices, or has representation, in the United Kingdom, France, Germany, Japan, Hong Kong, Singapore, Italy, Denmark, South Korea, Spain, Dubai, Australia, South Africa, Brazil, The Netherlands, and Poland.

Synopses of Comparable Public Companies TROY Systems TROY Wireless
Confidential

TROY Wireless

EXTENDED SYSTEMS INC.

Extended Systems Inc. (XTND) provides mobile information management products designed to increase the efficiency of mobile  computing and communications. The company’s products enable users to access, collect and synchronize information on demand from various locations and from a variety of devices. These devices include mobile phones, pagers and personal digital assistants, which operate using the Palm OS, Windows CE and Symbian EPOC operating systems.

XTND’s mobile information management products feature mobile data synchronization and management software and applications; wireless connectivity technology based on Bluetooth and Infrared Data Association standards; and client/server database management systems with remote access capabilities.

The company designs its products and technologies to provide cost-effective and reliable mobile computing to enterprises, users, manufacturers of mobile devices, application developers and telecommunications service providers. The company’s products permit enterprises and users to synchronize information between mobile devices and personal computers or enterprise networks; users to access networks or peripherals within enterprise facilities to extend applications to users beyond the network environment and over the Internet without physical connections; users and enterprises to increase their efficiency and flexibility by using their mobile devices for a variety of new tasks, thereby increasing their use of these devices; and device manufacturers and application developers to design products to better meet the needs of enterprises and users, and telecommunications service providers to enhance their revenue opportunities.

The company’s mobile data management products consist of mobile data synchronization and management products and client/server database products. These products provide individual users and large enterprises with the management tools necessary to cost effectively use and deploy mobile devices for personal information management and mobile workforce deployment. XTND’s universal mobile connectivity products permit users to wirelessly connect and exchange data using either Bluetooth short-range radio frequency or IrDA infrared technology.

XTND has relationships with or sells its products to many enterprises, including 3Com, British Airways, Casio, DaimlerChrysler, Ericsson, Fujitsu, IBM, Microsoft, Motorola, One2One, Orange, Palm, Sharp, Siemens and Toshiba, among others.

On May 31, 2001, XTND sold its printing solutions business to TROY Group, Inc. for $1.6 million in cash, net of expenses.

MICROTUNE INC.

Microtune Inc. (TUNE) designs, manufactures and markets RF and wireless solutions for the worldwide broadband communications,  automotive and consumer electronics markets.

TUNE offers a portfolio of advanced tuner, amplifier, transceiver and wireless solutions that enable the delivery of video, voice and data across new classes of end products, from cable modems and set-top boxes, to in-car television sets and cell phones and notebooks. Inventors of the MicroTuner single-chip broadband tuner, TUNE, at December 31, 2001, held 12 U.S. patents for its RF technology, with an additional seven pending approval, along with extensive intellectual property in wireless silicon technology.

At December 3, 2001, the company completed the acquisition of San Diego-based Transilica Inc., which develops system-on-chip products for short-range wireless applications.

Leading equipment suppliers that currently ship products that incorporate TUNE’s radio frequency products include: (DOCSIS Cable modem) Ambit, Askey, Cisco Systems, Com21, Dassault, Ericsson, Motorola/General Instrument, Samsung, 3Com, Zoom Telephonics; (PC/TV) ATI, Creative Labs, Hauppauge, Nvidia, Pinnacle; Set-top Box: EchoStar, Hughes, DIC Technologies; (Cable telephony) Cisco Systems; and (Automotive) DaimlerChrysler, Becker (supplier to Mercedes Benz), Fuba (supplier to Audi and Volkswagen), Panasonic (supplier to Audi and Volkswagen).

Net revenues decreased $7.7 million, or 11 percent, to $63.1 million in 2001, from $70.8 million in 2000. This decrease is primarily due to lower demand for TUNE’s cable modem products partially offset by increased demand for the company’s automotive products.

PHAZAR CORP.

PHAZAR CORP. (ANTP), formerly Antenna Products, Inc., operates as a holding company with Antenna Products Corp.,  Phazar Aerocorp Inc., Phazar Antenna Corp. and Thirco, Inc. as its subsidiaries. Antenna Products Corp., Phazar Aerocorp Inc. and Phazar Antenna Corp. are operating  subsidiaries with Thirco, Inc. serving as an equipment leasing company to PHAZAR CORP’s operating units.

Antenna Products Corp. designs, manufactures and markets standard and custom antennas, guyed and self-supported towers, monopoles, support structures, masts and communication accessories worldwide. Customers include the U.S. Government, both military and civil agencies, U.S. Government prime contractors and commercial clients. Examples of Antenna Products Corp.’s U.S. Government supplied products include ground-to-air collinear antennas, instrument landing antennas and towers, fixed system multiport antenna arrays, tactical quick erect antennas and masts, shipboard antenna tilting devices, transport pallets, surveillance antennas, antenna rotators, positioners and controls, and high power broadcast baluns.

Antenna Products Corp. is primarily a build-to-order company and most manufacturing requirements are established on a contract basis. For this reason, the majority of the inventory is work in process. As of May 2001, about 27 percent of total inventory, $613,146 is maintained in stock for delivery to customers. Some raw materials are also inventoried to support customer delivery schedules.

Formed in January 2000, Phazar Aerocorp Inc. bought the assets and business of The Upholstery Shop, Inc.! and did business under that name until October 2001. The Upholstery Shop, Inc.! provides complete refurbishment for a full range of corporate and executive aircraft interiors. Phazar Antenna Corp. operates as a marketing, research and product development unit and Thirco, Inc. was formed in November 1993 to purchase and lease equipment and facilities to the other operating units of PHAZAR CORP. The primary lease arrangements are with Antenna Products Corp.

SOCKET COMMUNICATIONS, INC.

Socket Communications, Inc. (SCKT) is a provider of connection solutions for handheld computers, offering a wide range of  connection products. SCKT’s products have been designed specifically for handheld computers and other battery-powered devices with standard expansion slots and work with notebooks; and are all low power, standards-based (either CompactFlash or PC Card form factor for the company’s plug-in cards).

SCKT classifies its products into four product families:  The company’s network connection products are plug-in CompactFlash or PC Card input/output cards that connect handheld computers or notebooks, either wirelessly or over a cable, to wide area networks through a mobile phone or telephone, to local area networks, and to other electronic devices to reach the Internet, send and receive e-mail, or communicate with electronic appliances such as desktop computers or printers. The plug-in network connection wireless products consist of Bluetooth and Wireless LAN cards. The plug-in network connection wired cards consist of mobile phone connection cards, Ethernet cards and modems. The Bluetooth, phone and Ethernet cards also work with notebooks.

The company’s bar code scanning products plug into handheld computers or notebooks through the CompactFlash or PC Card slot and turn handheld computers or notebooks into portable bar code scanners including traditional linear bar code scanners and PDF417 scanners.

The company’s peripheral connection products add one to four serial ports to a notebook or handheld computer, plugging in through the PC Card or CompactFlash card slot to allow the attachment of peripheral devices.

The company’s embedded products and services provide internal connections for electronic devices and include Bluetooth modules, proprietary interface chips for use in third party electronic products, engineering design-win services to assist customers in integrating the company’s embedded products, and related developer kits.

SCKT is also developing connection products in a smaller Secure Digital form factor which it anticipates introducing in the second half of 2002 for use with electronic devices having Secure Digital input/output slots.

The company has developed a worldwide distribution network and its products are endorsed and recommended by many of the leading manufacturers and distributors of mobile devices. SCKT’s goal is to further strengthen its leadership position in its rapidly expanding markets and to develop new and creative connection solutions as the mobile communications market evolves.

Troy Group Inc.

Valuation Summary

(figures in millions, except per share values)

Enterprise Value

		Low		High
Troy Systems		$18.300	—	$20.800
Troy Wireless		6.650	—	7.650
Enterprise Value		24.950	—	28.450

Less: Debt		0.211	—	0.211
Equity Value		24.739		28.239

Nonoperating Assets/Liabilities:

Add: Cash and Cash Equivalents Balance(1)	6.782

Less: Required Capital Outlays(2)	(1.970)

Add: Corporate Life Insurance(3)	0.741
Add: Present Value of NOL	0.900
Total Nonoperating Assets/Liabilities		6.453	—	6.453

Adjusted Equity Value		$31.192	—	$34.692

Per Share Value(4)		$2.84	—	$3.16

Price Per Share - 52 week range		$1.40	—	$4.53

Price Per Share - Range of Recent Prices		$1.98	—	$1.84

(1)  Per management, as of December 3, 2002, there has not been a material change in the cash balance of the Company since the quarter ended August 31, 2002

(2)  Includes $250,000 for working capital requirements for TROY Wireless, $1.5 million for compounder equipment and $220,000 for non-recurring payments from September 1, 2002 to December 31, 2002.

(3)  Present Value of expected proceeds from corporate life insurance

(4)  Common shares outstanding (in millions): 10.969657

Houlihan Lokey Howard & Zukin